Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-136348

Innovive Pharmaceuticals, Inc.

Prospectus Supplement No. 4 dated October 13, 2006

(to Prospectus dated August 10, 2006)

8,362,852 shares of common stock

This prospectus supplement supplements information contained in that certain prospectus, dated August 10, 2006, relating to the offer and sale by the selling stockholders listed in the prospectus of up to 8,362,852 shares of common stock of Innovive Pharmaceuticals, Inc. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original prospectus and all previous supplements. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

Material Event Reported in Current Report on Form 8-K

On October 13, 2006, we filed our Current Report on Form 8-K to disclose that our common shares have been accepted for quotation on the NASD Over the Counter Bulletin Board, under the trading symbol “IVPH.OB.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 4 is October 13, 2006.